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                                                                 Exhibit 3.12(c)

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        AVIS LEASING INTERNATIONAL, LTD.

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              Pursuant to Sections 228, 242 and 245 of the General
                    Corporation Law of the State of Delaware

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            Avis Leasing International, Ltd., a Delaware corporation
(hereinafter the "Corporation"), does hereby certify as follows:

            FIRST: The name of the Corporation is Avis Leasing International, Ltd. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 18, 1980.

            SECOND: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation of the Corporation restates and integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

            THIRD: The entire text of the Corporation's Certificate of Incorporation as heretofore amended, is hereby amended and restated in its entirety to read as follows:

            FIRST: The name of the Corporation is Reserve Claims Management Co. (hereinafter the "Corporation").

            SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").
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            FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,000 shares of capital stock ("Capital Stock"), consisting of 9,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock") and 1,000 shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock").

            (1) Terms of the Class A Common Stock and Class B Common Stock. The powers, preferences and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or as provided in this Certificate of Incorporation. No shares of Class A Common Stock or Class B Common Stock shall be subdivided, split, combined, reclassified or recapitalized unless at the same time all outstanding shares of Class A Common Stock and Class B Common Stock are subdivided, split, combined, reclassified or recapitalized, as the case may be, on identical terms.

            (a) Voting. At each annual or special meeting of stockholders, each holder of Class A Common Stock and Class B Common Stock shall be entitled to one
(1) vote in person or by proxy for each share of Class A Common Stock and Class B Common Stock, respectively, standing in such person's name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders.

            (b) Dividends and Other Distributions. The record holders of the Class A Common Stock and the Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock, evidences of indebtedness or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor. Each share of Class A Common Stock and Class B Common Stock shall have identical rights with respect to dividends and distributions (including dividends and distributions payable in cash, stock, evidences of indebtedness or property and distributions in connection with any recapitalization), except as provided for in paragraph (c), and provided that if dividends are declared which are payable in shares of Capital Stock, the Corporation shall make available to each holder of Capital Stock, a dividend of Capital Stock in the same class of shares as currently held by such record holder of such class of Capital Stock.

            (c) Liquidation, Dissolution, etc. The recordholders of the Class A Common Stock and the Class B Common Stock shall have identical rights with respect to distributions of the first $2 million of net assets of the Corporation upon a liquidation, dissolution or winding up of the Corporation. The recordholders of the Class A Common Stock shall, and the recordholders of the Class B Common Stock shall not, be entitled to receive distributions of net assets of the Corporation above $2 million upon liquidation, distribution or winding up of the Corporation.

            FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation, and of its directors and stockholders:

            (1) The business and affairs of the Corporation stall be managed by or under the direction of the Board of Directors.

            (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.


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            (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

            (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

            (5) If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

            (6) The provisions of this Article FIFTH shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated or limited by the provisions of subsections (4) and (5) of this Article FIFTH.

            (7) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

            SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

            SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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            IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its name this 11th day of October, 1996.

                                        AVIS LEASING INTERNATIONAL, LTD.


                                        By: /s/ Charles A. Bovine
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                                            Name: CHARLES A. BOVINE
                                            Title: PRESIDENT


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